EXHIBIT 99.1

News Release

Contact:	Corporate Communications
Phone:	(713) 324-5080
Address:

1600 Smith Street, Houston, TX 77002

EXPRESSJET HOLDINGS REPORTS
FIRST QUARTER EARNINGS OF $25.6 MILLION

            HOUSTON, April 15, 2003 – ExpressJet Holdings, Inc. (NYSE:XJT) today reported first quarter net income applicable to common stockholders of $25.6 million, or $0.40 diluted earnings per share – an increase of 28 percent over the prior-year period – as the company maintained its exceptional operating performance and cost controls while expanding its regional jet fleet.

            The results represent ExpressJet’s eighth consecutive quarter of improved earnings. “ExpressJet’s results demonstrate the commitment of the company’s employees to operational excellence and efficiency, both critical to our success as we deliver the highest quality of service, expand our regional jet fleet, and improve our competitive position,” said ExpressJet President and CEO Jim Ream.

            Air Transport World, the airline industry’s leading trade publication, announced in January that ExpressJet was selected as the magazine’s 2003 Regional Airline of the Year, citing the airline’s “superb operational and financial performance” through a period of significant growth.

First Quarter Operating Results

            First quarter operating revenue increased 16 percent to $306.6 million, from $265.2 million in the first quarter of 2002, and available seat miles increased 24 percent over the same period. The company also achieved a 99.8 percent controllable completion factor during the first quarter, which excludes cancellations due to weather and air traffic control. This controllable completion factor includes cancellations resulting from the worldwide computer worm attack on Jan. 25. ExpressJet’s overall completion rate for the quarter was 97.4 percent, which reflects the impact of severe weather in the northeastern United States during the quarter.

            During the quarter, ExpressJet accepted delivery of 12 Embraer ERJ145-XR aircraft, bringing its total fleet to 200. Additionally, it began service to Madison, Wis., from New York, and to Augusta, Ga., from both New York and Houston. ExpressJet also announced that it will add service to Manzanillo and Morelia, Mexico; Northwest Arkansas; Asheville, N.C.; and Fort Walton Beach, Fla.

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EXPRESSJET HOLDINGS REPORTS FIRST QUARTER RESULTS/PAGE 2

First Quarter Financial Results

            ExpressJet’s first quarter 2003 operating income reflected a 14.1 percent operating margin, as compared with an operating margin of 13.4 percent for first quarter 2002. The 14.1 percent operating margin included the benefits of cost savings and $3.7 million in performance incentive payments.

            ExpressJet ended the first quarter with $144.4 million in cash, an addition of $23.5 million from its 2002 year-end cash of $120.9 million. On March 31, ExpressJet advanced $26.0 million of its September 2003 quarterly payment on its note payable to Continental Airlines, Inc., reducing ExpressJet’s outstanding balance to $299.5 million.

            During the quarter, ExpressJet amended its capacity purchase agreement with Continental Airlines and its purchase agreement with Embraer to slow the pace of regional jet deliveries. The amendment extends the final delivery schedule through the second quarter of 2006. In return, Continental Airlines extended its agreement that ExpressJet will be the exclusive provider of regional jet service in its hubs and Continental Airlines’ termination right without cause by one year, to Dec. 31, 2006.

            Capital expenditures for the first quarter of 2003 totaled $13.8 million, or $13.4 million net of sales/transfers of fixed assets and parts, compared with $12.1 million, or $0.7 million net, for the first quarter of 2002. ExpressJet plans capital expenditures of approximately $60 million in 2003.

            ExpressJet Holdings will conduct a telephone briefing to discuss its first quarter results today at 12 p.m. CDT/1 p.m. EDT.  A live Webcast of this briefing will be available online at expressjet.com - investor relations.

Corporate Background

            ExpressJet Airlines, Air Transport World’s 2003 Regional Airline of the year, operates as Continental Express, providing Continental Airlines with all of its regional jet capacity at its New York, Houston and Cleveland hubs. Employing 5,800 people, Continental Express serves 114 destinations in the U.S., Canada, Mexico and the Caribbean, with more than 1,000 daily departures. Continental Express offers advance seat assignments and OnePass frequent flyer miles, which can be redeemed anywhere Continental and its alliance carriers fly. ExpressJet Airlines is owned by ExpressJet Holdings, Inc. For more information, visit expressjet.com.

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EXPRESSJET HOLDINGS REPORTS FIRST QUARTER RESULTS/PAGE 3

            Portions of this news release contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  ExpressJet Holdings, Inc. relies on this safe harbor in making such disclosures.  The statements regarding our growth and capital expenditures, including plans with respect to our fleet, are forward-looking statements.  These statements reflect our expectations and assumptions about future events and are subject to uncertainties and other factors, many of which are outside our control.  Some of the known risks that could significantly impact revenues, operating results and capacity include, but are not limited to, our dependence on our capacity purchase agreement with Continental Airlines; our dependence on Continental Airlines’ financial and operational strength; labor costs and relations, including the results of union contract negotiations; flight disruptions as a result of operational matters; deliveries of additional aircraft; our ability to implement our growth strategy; regulatory developments and costs, including the costs and other effects of enhanced security measures and other possible Federal Aviation Administration requirements; our high leverage; certain tax matters; competition and industry conditions; and the seasonal nature of the airline business.  Additional information concerning risk factors that could cause our actual results to differ materially from those in the forward-looking statements are described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2002.  In light of these uncertainties and assumptions, the events described in the forward-looking statements of this news release might not occur or might occur to a materially different extent than described in this news release.  We undertake no duty to update or revise any of our forward-looking statements, whether as a result of new information, future events or otherwise.

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EXPRESSJET HOLDINGS REPORTS FIRST QUARTER RESULTS/PAGE 4

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES

      FINANCIAL SUMMARY
      (In thousands, except per share data)
      (Unaudited)

	Three Months Ended March 31,
			Increase/ (Decrease)
	2003	2002

Operating Revenue.................................	$306,562	$265,245	15.6%

Operating Expenses:
Wages, salaries and related costs........	66,492	58,905	12.9%
Aircraft rentals....................................	57,449	46,763	22.9%
Aircraft fuel.........................................	30,403	22,230	36.8%
Maintenance, materials and repairs.......	29,912	24,453	22.3%
Other rentals and landing fees..............	23,534	22,502	4.6%
Ground handling..................................	20,206	17,704	14.1%
Depreciation and amortization..............	4,795	7,914	(39.4%)
Outside services.................................	9,499	6,398	48.5%
Hull and war risk related insurance........	1,014	4,344	(76.7%)
Other operating expenses....................	19,896	18,487	7.6%

	263,200	229,700	14.6%

Operating Income...................................	43,362	35,545	22.0%

Nonoperating Income (Expense):
Interest expense, net...........................	(2,220)	(4,430)	49.9%
Interest income...................................	459	1,090	(57.9%)
Capitalized interest..............................	245	344	(28.8%)
Other, net...........................................	(1)	100	(101.0%)

	(1,517)	(2,896)	47.6%

Income Before Income Taxes..................	41,845	32,649	28.2%
Income tax expense............................	16,093	12,615	27.6%

Net Income............................................	$25,752	$20,034	28.5%

Preferred Stock Dividend.........................	(171)	-	n/m

Net Income Applicable to Common Stockholders...........................	$25,581	$20,034	27.7%

Basic EPS............................................	$0.40	$0.37	8.1%
Diluted EPS...........................................	$0.40	$0.37	8.1%
Operating Margin....................................	14.1%	13.4%	0.7	pts
Basic Shares Used for EPS Calculation (in millions)............................................	64.0	54.0	18.5%
Diluted Shares Used for EPS Calculation (in millions)............................................	64.0	54.0	18.5%

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EXPRESSJET HOLDINGS REPORTS FIRST QUARTER RESULTS/PAGE 5

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES

         STATISTICS

	Three Months Ended March 31,
			Increase/ (Decrease)
	2003	2002

Revenue passenger miles (millions)....................	1,078	835	29.1%
Available seat miles (ASM) (millions)..................	1,767	1,424	24.1%
Passenger load factor........................................	61.0%	58.6%	2.4	pts
Operating cost per available seat mile (cents)......	14.89	16.13	(7.7%)
Average fuel cost, excluding fuel taxes,
per available seat mile (cents).........................	1.72	1.56	10.3%
Average price per gallon of fuel excluding
fuel taxes (cents)...........................................	66.00	59.43	11.1%
Fuel gallons consumed (millions)........................	46.1	37.4	23.3%
Average length of aircraft flight (miles).................	458	399	14.8%
Block hours (thousands)....................................	129	122	5.7%
Actual aircraft in fleet at end of period.................	200	174	14.9%
Average daily utilization of each aircraft...............	7 hr 23 min	7 hrs 53min	(6.3%)
Controllable completion factor............................	99.8%	99.8%	-
Completion factor..............................................	97.4%	99.2%	(1.8	pts)

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EXPRESSJET HOLDINGS REPORTS FIRST QUARTER RESULTS/PAGE 6

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES

NON-GAAP STATISTICAL INFORMATION

	Three Months Ended March 31,
			Increase/ (Decrease)
	2003	2002
PERFORMANCE MEASURES:

Operating margin per CPA (1).........................................................	11.5%	11.3%	0.2	pts
Adjustments:
Add: Labor and other costs excluded from
capacity purchase agreement (CPA).........	1.5%	0.1%	1.4	pts
Add: Incentives and other revenues
excluded from CPA..................................	1.1%	2.0%	(0.9	pts)

Actual operating margin as reported .................	14.1%	13.4%	0.7	pts

(in cents)
Operating costs per available seat mile (CASM)	14.89
Adjustments:
Less: Current year fuel cost per ASM...........	(1.72)
Add: Current year fuel cost per ASM
at prior year fuel price..............................	1.55

Adjusted CASM w/fuel price held constant(2).............	14.72

2002 CASM ...................................................	16.13

(1)

Under the Capacity Purchase Agreement with Continental Airlines, the operating margin as defined by the agreement should be between 8.5% and 11.5%; otherwise, a reconciliation payment is made by Continental Airlines, if less than 8.5%, or to Continental Airlines, if more than 11.5%.  However, for purposes of calculating the operating margin as defined by the agreement, we exclude the effect of any unanticipated changes in most of our labor costs, any performance incentive payments and miscellaneous revenues and costs related to services provided to other customers.  For detailed discussion of our capacity purchase agreement with Continental Airlines, see our Form 10-K for the year ended December 31, 2002.  This disclosure provides management the ability to communicate to investors how certain provisions of the capacity purchase agreement operate

(2)

Adjusted CASM with fuel price held constant provides management and investors the ability to measure and monitor ExpressJet’s cost performance absent fuel price volatility.  Both the cost and availability of fuel are subject to many economic and political factors and events occurring throughout the world, and ExpressJet's capacity purchase agreement with Continental, therefore, are beyond our control.  For detailed discussion regarding risk factors relating to the airline industry and the capacity purchase agreement with Continental, see our Form 10-K for the year ended December 31, 2002.

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